EXHIBIT 99.1

Multimedia Games Holding Company, Inc.	PRESS RELEASE
For more information contact:
Adam Chibib	Richard Land
Chief Financial Officer	James Leahy
Multimedia Games Holding Company, Inc.	JCIR
512-334-7500	212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES’ FISCAL 2013 FOURTH QUARTER REVENUE
RISES 22% TO A RECORD $50.4 MILLION

- Revenue Growth Drives Record 4Q EBITDA of $25.3 Million -

- Deploys 1,084 New Revenue Units in Fourth Quarter, Including 807 For-Sale
Units and 277 Net Additions to Installed Base -

- Reports Record Fiscal 2013 Financial Results Including Revenue of $189.4 Million, EBITDA of $95.7 Million and Diluted EPS of $1.14 -

AUSTIN, Texas, November 14, 2013 - Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported record operating results for its fiscal 2013 fourth quarter and full year ended September 30, 2013, as summarized below:
Summary of 2013 Q4 and Fiscal Year Results
(In millions, except per-share and player terminal data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Revenue	$50.4	$41.4	$189.4	$156.2
Operating income(1)	$13.0	$5.9	$52.4	$24.1
Net income(2)	$10.0	$8.3	$34.9	$28.2
Diluted earnings per share(2)	$0.32	$0.28	$1.14	$0.96

EBITDA(3)	$25.3	$17.4	$95.7	$71.1

Units sold	807	538	2,678	1,961

Domestic participation installed units:
Average	12,154	10,420	11,631	9,896
Quarter-end	12,440	10,670

(1)	Operating income for the three and twelve month periods ended September 30, 2012 includes a non-recurring pre-tax charge of $1.2 million.

(2)
Net income and diluted earnings per share for the three and twelve month periods ended September 30, 2013 include a non-recurring net tax benefit of $1.1 million, or $0.04 per diluted share for the release of an income tax reserve related to the Company’s 2007 income tax audit in Mexico. Net income and diluted earnings per share for the three and twelve month periods ended September 30, 2012 include a net benefit of $1.3 million, or $0.04 per diluted share, and $2.8 million, or $0.09 per diluted share, respectively.

(3)
EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

Patrick Ramsey, President and Chief Executive Officer of Multimedia Games, commented, “We generated record financial and operating results in fiscal 2013 based on the growing acceptance of our expanding portfolio of for-sale and participation games as well as our further success in increasing the markets we can address. Revenue eclipsed $50 million for the first time in the fiscal 2013 fourth quarter as we again deployed over 1,000 new revenue units, while full-year revenue neared $190 million driven by a 37% increase in our total new revenue units deployed to over 4,400 units. Year-over-year growth in EBITDA of 45% and 35% in the fiscal 2013 fourth quarter and full year periods, respectively, outpaced the year over year revenue growth, again reflecting the strong operating leverage in our business. Overall, the strong fiscal fourth quarter and full year performance demonstrates our team’s continued successful execution of our strategies for growth.

“Fiscal 2013 represented an important milestone for the Company as we began sales and placements in the country’s single largest gaming market. Our entry into Nevada significantly expands our total addressable market and initial results highlight the excellent entertainment value of our unique, award winning products. In addition, we recently completed technical trials in Nevada for our High Rise Games® series and are moving forward with placements of this exciting product.

“Gaming operations revenue grew approximately 18% year over year in both the fiscal 2013 fourth quarter and full year, marking a distinct contrast to regional gaming revenue trends. This strong performance reflects full year growth in our installed base of nearly 1,800 units, as well as a 3.6% rise in yield as the increase in geographic diversity for our products is exposing the Company to what we believe are higher yielding markets. Additionally, our premium participation games represented approximately 21% of our total non-Oklahoma installed base at year end, growing from 198 units at the start of the year to 878 units at September 30, 2013.”

Ramsey concluded, “While our fiscal 2013 results demonstrate the successful execution of our strategy, we are excited about the long-term opportunity to further expand the number of Multimedia Games slot machines on casino floors. We are just getting started in Nevada, Illinois and New Jersey and expect to generate revenues from Pennsylvania in early fiscal 2014. In addition, our focus on developing new games that deliver higher player satisfaction and generate solid returns on our customers’ investment should help us grow our floor share in existing markets. As such, we expect to extend our momentum in fiscal 2014 and achieve another year of solid financial results.”

Summary of Fiscal 2013 Fourth Quarter and Full Year Operating Results
Multimedia Games’ fiscal 2013 fourth quarter revenue rose 21.8%, or $9.0 million, to $50.4 million, compared to revenue of $41.4 million in the fiscal 2012 fourth quarter. Fiscal 2013 fourth quarter revenue included approximately $34.9 million from gaming operations and approximately $14.3 million from gaming equipment and system sales, compared with $29.6 million from gaming operations and $11.4 million from gaming equipment and system sales in the fiscal 2012 fourth quarter.

Gaming operations revenue in the fiscal 2013 fourth quarter grew 17.9% to $34.9 million, primarily reflecting solid growth across the Company’s installed base of participation units. Multimedia Games’ fiscal 2013 fourth quarter-end installed base increased by 1,770 units, or 16.6%, from the fiscal 2012 fourth quarter and by 277 units, or 2.3%, on a quarterly sequential basis. Included in the fiscal 2013 fourth quarter-end participation base were 878 premium participation units deployed outside of Oklahoma, an increase of 165 units, or 23.1%, on a quarterly sequential basis. Fiscal 2013 fourth quarter gaming operations revenue also benefited from a $0.2 million, or 5.8%, year-over-year rise in revenues related to the Company’s operation of the central determinant system for the New York Lottery.

Gaming equipment and system sales in the fiscal 2013 fourth quarter increased 25.2% to $14.3 million from $11.4 million in the fiscal 2012 fourth quarter. During the fiscal 2013 fourth quarter, the Company recorded revenue of $13.1 million related to the sale of 807 units into 17 markets and $1.1 million in revenue related to parts and equipment sales, compared to $9.9 million in revenue related to the sale of 538 new units and $844,000 related to parts and equipment sales in the fiscal 2012 fourth quarter. There was $64,000 and $664,000 of deferred revenues for the sale of player stations and a system in a prior-year period recognized in the fiscal 2013 and fiscal 2012 fourth quarter periods, respectively.

Other revenue of $1.1 million in the fiscal 2013 fourth quarter is primarily comprised of service revenue as well as the net profit from the Company’s inaugural National TournEvent of Champions® held in September 2013. Other revenue of $0.3 million in the fiscal 2012 fourth quarter was comprised primarily of service revenue.

Total operating costs and expenses for the fiscal 2013 fourth quarter rose $1.9 million, or 5.2%, to $37.3 million, compared to $35.5 million in the fiscal 2012 fourth quarter, driven primarily by the shift in timing of the industry’s annual trade show, the Global Gaming Expo, which fell in late September compared to early October last year. Total cost of goods sold increased by $1.1 million year over year reflecting the higher number of units sold and the hiring of additional field service personnel to maintain the installed base of participation games. SG&A expenses in the fiscal 2013 fourth quarter increased 10.7% year over year, or $1.3 million, to $13.4 million, primarily reflecting the timing of the industry’s annual trade show. SG&A for the fiscal 2013 and fiscal 2012 fourth quarter periods includes non-cash stock compensation costs of approximately $1.1 million and $0.8 million, respectively. Depreciation and amortization was $9.8 million in the fiscal 2013 fourth quarter compared to $9.6 million in the fiscal 2012 fourth quarter, reflecting continued increases in the installed base and higher amortization expense for capitalized labor, partially offset by the previously disclosed change in the depreciable lives for gaming operations equipment from 36 months to 48 months, effective as of October 1, 2012. Research and development expenses were $4.3 million in the fiscal 2013 fourth quarter compared to $3.9 million in the fiscal 2012 fourth quarter.

Operating income rose to $13.0 million and operating margins improved to 25.9% in the fiscal 2013 fourth quarter from 14.2% in the fiscal 2012 fourth quarter, as the rise in revenue outpaced the increase in total operating expenses. For the fiscal 2013 fourth quarter, Multimedia Games reported net income of $10.0 million, or $0.32 per diluted share, compared to net income of $8.3 million, or $0.28 per diluted share, in the fiscal 2012 fourth quarter. Net income and diluted earnings per share for the fiscal 2013 fourth quarter reflect a benefit of $1.1 million, or $0.04 per diluted share, related to the reversal of a previously incurred reserve for the recently settled 2007 income tax assessment related to the Company’s former operations in Mexico, while net income and diluted earnings per share in the fiscal 2012 fourth quarter reflect a net benefit of $1.3 million, or $0.04 per diluted share. The effective tax rate in the fiscal 2013 fourth quarter was 22%, compared to a tax benefit of 44% in the fiscal 2012 fourth quarter.

Total revenue in fiscal 2013 rose $33.2 million, or 21.3%, to $189.4 million and is comprised of $132.6 million in revenue from gaming operations, $54.5 million in revenue from gaming equipment and system sales and $2.2 million in other revenue. Gaming operations revenues increased by $20.6 million, or 18.4%, from fiscal 2012 driven by a 1,770 unit increase in the domestic installed base and a 3.6% increase in average daily win per unit. The Company generated $48.5 million in revenue related to the sale of 2,678 units in fiscal 2013, compared to revenue of $36.2 million for the sale of 1,961 units in fiscal 2012. Deferred revenues recognized in fiscal 2013 and fiscal 2012 were $1.4 million and $2.7 million, respectively.

Total operating costs and expenses in fiscal 2013 rose $4.9 million year over year, or 3.7%, to $137.0 million. SG&A expenses grew $1.9 million to $48.4 million in fiscal 2013 while total cost of goods sold increased by $5.8 million. Fiscal 2013 and 2012 SG&A expenses included non-cash stock compensation costs of $3.9 million and $3.4 million, respectively. Depreciation and amortization expense in fiscal 2013 declined $3.4 million year over year from while research and development expense rose $1.8 million compared to fiscal 2012.

In fiscal 2013, Multimedia Games reported net income of $34.9 million, or $1.14 per diluted share, compared to net income of $28.2 million, or $0.96 per diluted share, in fiscal 2012. Net income and diluted earnings per share for fiscal 2013 reflect a benefit of $1.1 million, or $0.04 per diluted share, related to the reversal of a previously incurred charge for the recently settled 2007 income tax assessment related to the Company’s former operations in Mexico, while net income and diluted earnings per share in fiscal 2012 reflect a net benefit of $2.8 million, or $0.09 per diluted share. Net income and diluted earnings per share reflect an income tax rate of 32.5% for fiscal 2013 and a tax benefit of 11.4% for fiscal 2012.

Balance Sheet Review
Multimedia Games ended fiscal 2013 with $102.6 million in cash and net cash (a non-GAAP measure, which we define as total cash in excess of total debt) of $73.0 million, versus net cash of $40.5 million at September 30, 2012. Capital expenditures in fiscal 2013 rose to $48.6 million, compared to $45.2 million in fiscal 2012. The Company generated free cash flow (a non-GAAP measure) of $27.9 million in the fiscal year ended September 30, 2013, compared to $29.3 million at September 30, 2012. Please see the reconciliations of net cash and free cash flow attached to this release.

In fiscal 2013, the Company repurchased approximately 304,000 shares of its common stock at an average price of $15.92 per share, excluding commissions, for total consideration of approximately $4.8 million. As of September 30, 2013, the Company had approximately $35.2 million remaining under its existing $40.0 million share repurchase authorization which was announced in November 2012. Since December 2010, the Company has repurchased approximately 2.5 million shares of its common stock.

Fiscal 2014 Outlook
Multimedia Games expects to generate revenue of $217.0-$223.0 million in fiscal 2014, representing year-over-year growth of approximately15%-18%, which reflects an expected increase in unit sales of approximately 38%-49% and a more modest increase in the installed base compared to fiscal 2013. The current unit sales forecast contemplates average selling prices of $16,500-$17,500 in fiscal 2014, compared to an average selling price of $18,121 in fiscal 2013. This change reflects the Company’s expectation that sales of higher priced TournEvent® units will comprise a lower percentage of units sold while lower priced volume orders will increase in fiscal 2014.

Multimedia Games expects SG&A and research and development costs to increase modestly from fiscal 2013 levels as the Company continues to add headcount to support sales and services as well as its ongoing research and development efforts. The Company expects depreciation and amortization for fiscal 2014 of $42.0-$44.0 million, reflecting an expectation for a continued increase in its installed base in both existing and new markets as well as higher amortization expense for capitalized labor. Operating margins are expected to improve slightly in fiscal 2014 from 27.7% in fiscal 2013.

The Company expects to generate EBITDA, a non-GAAP financial measure defined below, of $110.0-$114.5 million in fiscal 2014, representing growth of approximately 15%-20% over fiscal 2013 EBITDA of $95.7 million.

In addition, the Company expects free cash flow to improve 40%-50% from the $27.9 million in free cash flow generated in fiscal 2013.

Finally, Multimedia Games expects its fiscal 2014 tax rate to be in the range of 36%-38%, compared with its fiscal 2013 tax rate of 32.5%. As a result, the Company expects to report fiscal 2014 diluted EPS of $1.23-$1.27, representing year-over-year growth of approximately 8%-11% from reported fiscal 2013 EPS of $1.14.
Comparison of Fiscal 2014 Guidance to Fiscal 2013 and Fiscal 2012 Results
(In millions, except per-share and unit sales)

	Twelve Months Ended September 30,
	2014 Guidance(1)	2013	2012
Revenue	$217.0 - 223.0	$189.4	$156.2
EBITDA	$110.0 - 114.5	$95.7	$71.1
Depreciation and Amortization	$42.0 - 44.0	$34.8	$38.3

Diluted earnings per share	$1.23 - 1.27	$1.14	$0.96
Pro-forma diluted earnings per share(2)	$1.23 - 1.27	$1.06	$0.54

Unit sales	3,700 - 4,000	2,678	1,961

(1)
Represents Company guidance for fiscal 2014 as provided today, November 14, 2013, with the forecasted diluted EPS range reflecting an expected full year tax rate of 36%-38%, versus a 32.5% tax rate in fiscal 2013 and a tax benefit of 11.4% in fiscal 2012.

(2)	Pro-forma diluted earnings per share for the fiscal 2013 and fiscal 2012 periods reflect a 37% tax rate applied to the reported income before income taxes for both periods.

	Fiscal 2014 Guidance		Fiscal 2013	Fiscal 2012
EPS Reconciliation:	Low	High
As reported			$1.14	$0.96
Pro-forma at 37% tax rate			(0.08)	(0.42)
Adjusted, Pro-forma EPS	$1.23	$1.27	$1.06	$0.54

Adam Chibib, Chief Financial Officer, commented, “We expect to build on the momentum established over the last few years in fiscal 2014 as our growing portfolio of products gains further traction in existing markets and provides the foundation for our entry into new jurisdictions. Continued efforts to enter new markets and grow our market share in existing jurisdictions, driven primarily by the development of innovative new games and products, is expected to result in strong year-over-year growth in unit sales, and continued growth in our installed base although at a slower pace than achieved in fiscal 2013. We believe the ongoing penetration of our games and products will drive further increases in revenue, operating income, EBITDA, diluted EPS and free cash flow.”

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on various factors, such as changes in the Company’s markets, operations, regulatory requirements, and its estimates and assumptions. See the risk factors in our publicly-filed Form 10-K’s and Form 10-Q’s and other items as more fully described in the section below titled “Cautionary Language.”

2013 Fourth Quarter and Full Year Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, November 14, 2013, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public. The conference call number is 720-545-0001 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
See definitions of EBITDA, net cash, free cash flow, and pro-forma diluted earnings per share included in the discussion of Non-GAAP financial measures below.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiary, Multimedia Games, Inc., Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology. The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American and commercial casinos. Revenue is primarily derived from gaming units in operation on revenue-sharing arrangements. The company also offers and generates revenue from the sale of gaming units and systems that feature proprietary game content and game themes licensed from others. Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York. The company is focused on pursuing market expansion and new product development for commercial and tribal casinos and VLT markets. Please visit www.multimediagames.com, twitter.com/MultimediaGames or facebook.com/MultimediaGames, where Multimedia Games discloses important information about the company, its sales, and its business.
Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “expect”, “continue”, “intend”, “plan”, “seek”, “estimate", “project”, “may”, “should”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, expectations regarding financial performance; expectations regarding entry into new markets and expansion in our existing markets; beliefs regarding market yields; opportunities for future expansion and expected growth in our floor share in existing markets; expectations regarding our future installed base of participation units; expected liquidity and capitalization; expectations regarding tax rates; expectations regarding the share repurchase program; drivers of revenue growth; management’s plans and objectives for future operations; expectations regarding future investments; expenditures and product development; business prospects; expectations regarding recent and potential future products; anticipated sales performance; industry trends; market conditions; and other statements that are not historical facts. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to expand and maintain its addressable markets; maintain strategic alliances; increase unit placements, installations or its installed-base; grow its revenue, gaming operations or game sales businesses; garner new market share; secure new licenses and game approvals in new and current jurisdictions, including Nevada and New Jersey; successfully develop or place proprietary product such as premium games; comply with regulations; have its games met with approval by customers or players; or reinvest capital. Please refer to the Company’s most recent Form 10-K and subsequent filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS As of September 30, 2013 and 2012 (In thousands, except share and per-share amounts)

	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$102,632	$73,755
Accounts receivable, net of allowance for doubtful accounts of $342 and $266, respectively	26,566	17,503
Inventory	12,429	7,083
Current portion of notes receivable, net	2,093	8,024
Prepaid expenses and other	2,423	6,593
Deferred tax asset	7,818	8,248
Federal and state income tax receivable	2,855	244
Total current assets	156,816	121,450
Property and equipment and leased gaming equipment, net	77,458	57,924
Intangible assets, net	34,723	37,664
Long-term portion of notes receivable, net	4,841	733
Deferred tax asset, less current portion	2,690	2418
Value added tax receivable, net of allowance of $707 and $722, respectively	2,862	3,511
Other assets	2,135	2,275
Total assets	$281,525	$225,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long‑term debt	$3,700	$3,700
Accounts payable and accrued liabilities	29,129	30,192
Deferred revenue	520	483
Total current liabilities	33,349	34,375
Long‑term debt, less current portion	25,900	29,600
Long term deferred tax liability	12,824	6,320
Other long-term liabilities	511	660
Total liabilities	72,584	70,955
Commitments and contingencies
Stockholders’ equity:
Preferred Stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 37,802,950 and 36,296,027 shares issued, and 29,386,870 and 28,183,549 shares outstanding, respectively	378	363
Additional paid‑in capital	131,232	107,751
Treasury stock, 8,416,080 and 8,112,478 respectively, common shares at cost	(66,886)	(62,048)
Retained earnings	144,217	109,283
Accumulated other comprehensive loss, net	—	(329)
Total stockholders’ equity	208,941	155,020
Total liabilities and stockholders’ equity	$281,525	$225,975

CONSOLIDATED STATEMENTS OF OPERATIONS For the Three and Twelve Months Ended September 30, 2013 and 2012 (In thousands, except per-share amounts)
	Three Months Ended September 30,		Full Year Ended September 30,
	2013	2012	2013	2012
REVENUES:
Gaming operations	$34,946	$29,647	$132,640	$112,010
Gaming equipment and system sales	14,297	11,421	54,539	42,793
Other	1,145	317	2,187	1,373
Total revenues	50,388	41,385	189,366	156,176

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue (1)	3,650	3,384	13,803	12,547
Cost of equipment and system sales	6,116	5,321	23,143	18,548
Selling, general and administrative expenses	13,420	12,120	48,350	46,451
Write-off, reserve, impairment & settlement charges	—	1,187	—	1,187
Research and development	4,320	3,920	16,842	15,082
Amortization and depreciation	9,839	9,558	34,846	38,270
Total operating costs and expenses	37,345	35,490	136,984	132,085
Operating income	13,043	5,895	52,382	24,091

OTHER INCOME (EXPENSE):
Interest income	92	233	491	1,553
Interest expense	(273)	(333)	(1,139)	(1,392)
Other income (expense)	—	7	33	1,045
Income before income taxes	12,862	5,802	51,767	25,297
Income tax (expense) benefit	(2,833)	2,523	(16,833)	2,887
Net income	$10,029	$8,325	$34,934	$28,174

Basic earnings per common share	$0.35	$0.30	$1.21	$1.01
Diluted earnings per common share	$0.32	$0.28	$1.14	$0.96

Shares used in earnings per common share:
Basic	29,065	27,968	28,929	27,807
Diluted	30,936	29,828	30,677	29,261

(1)
Cost of gaming operations revenue excludes depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2013 and 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$34,934	$28,174
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	34,846	38,270
Accretion of contract rights	8,468	7,700
Share-based compensation	3,926	3,418
Other non-cash items	1,501	1,405
Interest income from imputed interest	(376)	(1,292)
Deferred income taxes	6,662	(4,346)
Changes in operating assets and liabilities
Total accounts and notes receivable	(8,463)	(59)
Federal and state income tax receivable	6,688	(102)
Inventory	(5,386)	(86)
Current liabilities	126	4,544
Other current and long-term assets and long-term liabilities	3,983	(2,529)
Tax benefit from exercise of stock options	(10,396)	(554)
NET CASH PROVIDED BY OPERATING ACTIVITIES	76,513	74,543
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(48,624)	(45,220)
Acquisition of intangible assets	(9,260)	(6,102)
Advances under development and placement fee agreements	(8,535)	(15,575)
Repayments under development agreements	7,749	15,846
NET CASH USED IN INVESTING ACTIVITIES	(58,670)	(51,051)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	9,176	8,733
Tax benefit from exercise of stock options	10,396	554
Principal payments of long‑term debt	(3,700)	(3,700)
Proceeds from capital leases	—	894
Principal payments of capital leases	—	(894)
Purchase of treasury stock	(4,838)	(1,884)
NET CASH PROVIDED BY FINANCING ACTIVITIES	11,034	3,703
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	(150)
Net increase in cash and cash equivalents	28,877	27,045
Cash and cash equivalents, beginning of period	73,755	46,710
Cash and cash equivalents, end of period	$102,632	$73,755

Reconciliation of GAAP to Non-GAAP measures:
This press release and accompanying schedules provide certain information regarding (i) EBITDA, (ii) net cash, (iii) free cash flow, and (iv) pro-forma diluted earnings per share, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, or above in this release for pro-forma diluted earnings per share, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define (i) EBITDA as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights, (ii) net cash as cash and cash equivalents less long-term debt, (iii) free cash flow as cash flow from operating activities less the acquisition of property and equipment and leased gaming equipment, and (iv) pro-forma diluted earnings per share reflects a tax expense rate adjustment and an estimate for a change in depreciable lives of gaming operations equipment. EBITDA, net cash, free cash flow and pro-forma diluted earnings per share are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. We believe that the non-GAAP measures of net cash, free cash flow and pro-forma diluted earnings per share provide useful information to investors as each enhances the overall understanding of our operating performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Net income	$10,029	$8,325	$34,934	$28,174
Add back:
Amortization and depreciation	9,839	9,558	34,846	38,270
Accretion of contract rights(1)	2,435	1,948	8,470	7,700
Interest expense (income), net	181	100	648	(161)
Income tax expense (benefit)	2,833	(2,523)	16,833	(2,877)
EBITDA	$25,317	$17,408	$95,731	$71,106

1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

Net Cash

	As of
	September 30, 2013	September 30, 2012
	(in thousands)
Cash and cash equivalents	$102,632	$73,755
Less:
Total debt	(29,600)	(33,300)
Net cash	$73,032	$40,455

Free Cash Flow

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net cash provided by operating activities	$16,271	$17,347	$76,513	$74,543
Less:
Net capital expenditures	(12,001)	(13,409)	(48,624)	(45,220)
Free cash flow	$4,270	$3,938	$27,889	$29,323
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